Navigators Promotes DeFalco to Chief Financial Officer
NEW YORK, December 12, 2011 —The Navigators Group, Inc. (NASDAQ:NAVG) today announced the promotion of Ciro M. DeFalco to Senior Vice President and Chief Financial Officer. Mr. DeFalco had served as interim Chief Financial Officer since October 31, 2011, following the retirement of Francis W. McDonnell, which had been previously announced by the Company.
Mr. DeFalco, 56, joined the Company in September 2011 and, prior thereto, was Senior Vice President & Group Planning Officer of White Mountains Re Group, the reinsurance subsidiary of White Mountains Insurance Group (NYSE:WTM). Mr. DeFalco has held a variety of senior corporate finance, controllership, and treasury positions in the insurance industry. He is a graduate of Pace University (B.B.A., Accounting) and Columbia University Graduate School of Business (M.B.A., Finance & Management), and is accredited as a Certified Public Accountant.
Stanley A. Galanski, Chief Executive Officer of Navigators, commented, “We are delighted to announce Ciro’s promotion to Chief Financial Officer and have every expectation that he will continue to enhance our culture of integrity, transparency and excellence in all aspects of financial management. He has quickly become an integral member of our executive team and we look forward to his contributions to the growth of shareholder value.”
The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.
This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.
CONTACT
Media Inquires:
Taha Ebrahimi
914-933-6209
tebrahimi@navg.com
www.navg.com